Exhibit 99.3

Unaudited pro forma condensed consolidated financial data

The unaudited pro forma condensed consolidated financial data set forth below are based on the historical consolidated financial statements of Millipore Corporation (“Millipore”) and the historical consolidated financial statements of Serologicals Corporation (“Serologicals”), and adjustments described in the accompanying notes to the unaudited pro forma consolidated financial data. The unaudited pro forma condensed consolidated financial data is presented to give effect to (i) the issuance and sale of $565 million in aggregate principal amount of Millipore’s 3.75% convertible senior notes and €250 million ($303 million at an assumed exchange rate of $1.00 to €0.8255) in aggregate principal amount of Millipore’s 5.875% senior notes (collectively, the “Offerings”), and (ii) Millipore’s acquisition of Serologicals (the “Merger”). The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheets of Millipore as of April 1, 2006 and Serologicals as of April 2, 2006, giving effect to the Offerings and the Merger as if they occurred on April 1, 2006. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of Millipore for the fiscal year ended December 31, 2005 and the fiscal quarter ended April 1, 2006 and of Serologicals for the fiscal year ended January 1, 2006 and the fiscal quarter ended April 2, 2006, giving effect to the Offerings and the Merger as if they occurred on January 1, 2005.

The pro forma condensed consolidated statements of operations reflect only pro forma adjustments expected to have a continuing impact on the combined results beyond 12 months from the consummation of the Offerings and the Merger and have not been adjusted to reflect any operating efficiencies that may be realized by Millipore as a result of the Merger. Millipore expects to incur certain charges and expenses related to integrating the operations of Millipore and Serologicals. Millipore is assessing the combined operating structure, business processes and circumstances that bear upon the operations, facilities and other assets of these businesses and is developing a combined strategic and operating plan. The objective of this plan will be to enhance productivity and efficiency of the combined operations. The nature of any integration-related charges and expenses may include provisions for severance and related costs, facility closures and other charges identified in connection with the development and implementation of the plan. The unaudited pro forma condensed consolidated statements of operations do not reflect such charges and expenses.

The unaudited pro forma condensed consolidated financial data are for illustrative purposes only, are hypothetical in nature and do not purport to represent what our results of operations, balance sheet or other financial information would have been if the Offerings and the Merger had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable, including an allocation of the purchase price based on an estimate of fair value, and exclude certain non-recurring charges as disclosed. These estimates are preliminary and are based on information currently available and could change significantly. The unaudited pro forma condensed consolidated financial data and accompanying notes should be read in conjunction with the historical consolidated financial statements, including the related notes, of Millipore included in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarterly period ended April 1, 2006 and of Serologicals included in Exhibits 99.1 and 99.2 to this current report on Form 8-K/A.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	Millipore April 1, 2006	Serologicals April 2, 2006	Pro forma
			Offerings Adjustments		Merger Adjustments		Total
Assets
Current assets
Cash and cash equivalents	$566,299	$43,061	$860,877	(a)	$(1,197,239	)(d)	$256,592
					(13,600	)(e)
					(2,806	)(f)
Marketable securities	84,944	—					84,944
Accounts receivable, net	215,259	36,048					251,307
Inventories	166,249	67,715			32,700	(g)	266,664
Assets held for sale	—	22,017					22,017
Deferred income taxes and other current assets	77,780	13,260					91,040

Total current assets	1,110,531	182,101	860,877		(1,180,945)		972,564
Property, plant and equipment, net	385,681	66,327			27,700	(t)	479,708
Intangible assets, net	42,516	117,275			(117,275	)(h)	452,516
					973,822	(i)
Goodwill	84,154	244,756			(244,756	)(h)	1,071,576
					973,822	(i)
					13,600	(e)
Deferred income taxes and other assets	77,333	3,290	16,682	(a)	2,806	(f)	97,701
					(2,410	)(k)

Total assets	$1,700,215	$613,749	$877,559		$(117,458)		$3,074,065

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$81,006	$13,322	$—		$—		$94,328
Accrued liabilities and other	119,609	29,733			26,000	(m)	179,232
					2,580	(n)
					1,310	(v)
Current debt and capital lease obligations	—	792			277,316	(k)	278,108

Total current liabilities	200,615	43,847	—		307,206		551,668
Long-term debt	562,750	129,914	877,559	(a)	(129,914	)(k)	1,440,309
Capital lease obligations	—	447			(447	)(s)	—
Deferred income taxes	6,002	25,736			119,433	(n)	151,171
Other liabilities	54,877	932			447	(s)	56,256

Total liabilities	824,244	200,876	877,559		296,725		2,199,404

Commitments and contingencies	—	—					—
Minority interest	3,765	—					3,765
Shareholders’ equity
Common stock	53,123	386			(386	)(o)	53,123
Additional paid-in capital	175,830	350,302			(350,302	)(o)	175,830
Retained earnings (deficit)	644,233	96,919			(96,919	)(o)	642,923
					(1,310	)(v)
Accumulated other comprehensive (loss) income	(980)	(34,734)			34,734	(o)	(980)

Total shareholders’ equity	872,206	412,873	—		(414,183)		870,896

Total liabilities and shareholders’ equity	$1,700,215	$613,749	$877,559		$(117,458)		$3,074,065

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Twelve Months Ended		Pro forma
	Millipore December 31, 2005	Serologicals January 1, 2006	Offerings Adjustments		Merger Adjustments		Total
Net sales	$991,031	$274,945	$—		$(1,088	)(r)	$1,264,888
Cost of sales	472,023	122,798			(1,088	)(r)	596,098
					2,365	(u)
Selling, general and administrative	304,696	85,141			1,092	(u)	390,929
Research and development	66,052	17,199			182	(u)	83,433
Purchased intangibles amortization	4,333	7,206			57,715	(j)	62,048
					(7,206	)(h)
Purchased in-process research and development	3,149						3,149
Restructuring and other		38,025					38,025

Operating income	140,778	4,576	—		(54,148)		91,206
Other income (expense)	—	(597)					(597)
Interest income	3,466	1,782			—		5,248
Interest expense	(6,711)	(7,361)	(39,744	)(b)	6,175	(l)	(51,397)
			(2,761	)(c)	(995	)(f)

Income before income taxes and minority interest	137,533	(1,600)	(42,505)		(48,968)		44,460
Provision for (benefit from) income taxes	57,365	(2,416)	(16,364	)(p)	(18,853	)(p)	19,732

Net income	$80,168	$816	$(26,141)		$(30,115)		$24,728

Earnings per share
Basic	$1.57	$0.02					$0.49
Diluted	$1.55	$0.02					$0.48
Weighted average shares outstanding
Basic	50,953	34,729			(34,729	)(q)	50,953
Diluted	51,659	35,195			(35,195	)(q)	51,659

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS — (CONTINUED)

(in thousands, except per share data)

	Three Months Ended		Pro forma
	Millipore April 1, 2006	Serologicals April 2, 2006	Offerings Adjustments		Merger Adjustments		Total
Net sales	$268,415	$55,028	$—		$(340	)(r)	$323,103
Cost of sales	125,772	23,412			(340	)(r)	149,510
					666	(u)
Selling, general and administrative	80,854	19,888			307	(u)	101,049
Research and development	18,413	4,999			51	(u)	23,463
Purchased intangibles amortization	1,432	1,845			15,512	(j)	16,944
					(1,845	)(h)
Gain on sale of long-lived assets		(1,184)					(1,184)
Restructuring and other		845					845

Operating income	41,944	5,223	—		(14,691)		32,476
Other income	—	223					223
Interest income	6,892	312			—		7,204
Interest expense	(4,193)	(1,812)	(9,937	)(b)	1,539	(l)	(15,261)
			(690	)(c)	(168	)(f)

Income before income taxes and minority interest	44,643	3,946	(10,627)		(13,320)		24,642
Provision for income taxes	10,015	1,105	(4,091	)(p)	(5,128	)(p)	1,901
Minority interest	97	—					97

Net income	$34,531	$2,841	$(6,536)		$(8,192)		$22,644

Earnings per share
Basic	$0.66	$0.08					$0.43
Diluted	$0.64	$0.08					$0.42
Weighted average shares outstanding
Basic	52,713	34,129			(34,129	)(q)	52,713
Diluted	53,883	34,437			(34,437	)(q)	53,883

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited pro forma condensed consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

1.    On July 14, 2006, Millipore completed the acquisition of all of the outstanding shares of Serologicals common stock at a cash price of $31.55 per share. The total purchase price, including outstanding Serologicals debt assumed and estimated transaction costs, was $1,474,555. Under the purchase method of accounting, the assets and liabilities of Serologicals will be recorded at their fair values as of the acquisition date and added to those of Millipore. The reported financial condition and results of operations of Millipore after completion of the Merger will reflect these values, but will not be restated retroactively to reflect historical financial position or results of operations of Serologicals. For purpose of the pro forma purchase price calculation presented below, the 4.75% Convertible Senior Subordinated Debentures (“Serologicals Convertibles”) are reflected at closing at the conversion value of $31.55 for each share of Serologicals common stock represented by Serologicals Convertibles. The conversion value is payable currently, at the election of the holders thereof.

The purchase price is determined as follows:

Total cash consideration to be paid	$1,464,741
Estimated transaction costs incurred by Millipore	9,814

Estimated total purchase price	1,474,555
Conversion value of Serologicals Convertibles	(277,316)

Amount paid upon closing	$1,197,239

For purpose of this pro forma presentation, the estimated purchase price has been allocated, on a preliminary basis, to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of April 1, 2006 as follows:

Current assets	$201,201
Property, plant and equipment and other long-term assets	94,907
Current liabilities	(72,427)
Conversion value of Serologicals Convertibles	(277,316)
Other long-term liabilities	(146,548)
Goodwill and other intangible assets	1,397,422

Total	$1,197,239

The amount allocated to acquired goodwill and other identifiable intangible assets has been attributed to the following categories based on preliminary valuation:

Patented and unpatented technology	$118,200
Trademarks and trade names	88,200
Customer relationships	195,800
In-process research and development	7,800
Goodwill	987,422

Total	$1,397,422

Unaudited pro forma condensed consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands, except per share data)

The identifiable intangible assets, other than goodwill, will be amortized over their estimated useful lives ranging from five to twenty-five years in proportion to the anticipated economic benefits attributable to them.

The purchase price allocation above is preliminary and is presented for pro forma information only. Actual purchase price allocation will be based on the fair values of assets acquired, including current assets, fixed assets and identifiable intangible assets, and the fair values of the liabilities assumed as of July 14, 2006. The excess of the purchase price over the fair values of assets and liabilities acquired will be allocated to goodwill and will not be amortized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” The purchase price allocation will remain preliminary until Millipore’s advisors complete a valuation of inventories, property, plant and equipment and significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed consolidated financial statements.

2.    Millipore funded the Merger with a combination of cash on hand and proceeds from two private placement offerings pursuant to Rule 144A and Regulation S of the Securities Act of 1933. In June 2006, Millipore issued and sold $565,000 in aggregate principal amount of 3.75% convertible senior notes (“Millipore Convertibles”) that mature on June 1, 2026. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year. Commencing with the six-month period beginning December 1, 2011, contingent interest will accrue at the rate of 0.175% of the average trading price of the Millipore Convertibles under certain conditions as specified in the indenture. The Millipore Convertibles will be convertible into cash for the principal amount and shares of Millipore common stock for the conversion premium, if any, based on an initial conversion rate of 11.0485 shares per $1,000 principal amount (which represents an initial conversion price of approximately $90.51 per share) under certain conditions. On or after December 1, 2011, Millipore will have the option to redeem the Millipore Convertibles, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest. On each of December 1, 2011, June 1, 2016 and June 1, 2021, holders of the Millipore Convertibles will have the option to require Millipore to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest. Total proceeds received from this offering were $551,639, net of initial purchasers’ discounts and other issuance costs and fees.

Also in June 2006, the Company completed the sale on the Regulated Market of the Irish Stock Exchange, pursuant to Rule 144A and Regulation S, of €250,000 ($302,847 at an exchange rate of $1.00 to €0.8255) of 5.875% senior notes (the “Euro Notes”) that mature on June 30, 2016. The Euro Notes were sold at a price equal to 99.611% of face value less the initial purchasers’ discounts. Holders of the Euro Notes have the right to require the Company to purchase all or a portion of their Euro Notes upon a change of control at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest. The Company may redeem the Euro Notes, in whole or in part at any time or from time to time, at a redemption price equal to 100% of the principal amount to be redeemed plus the applicable “make-whole premium.” Interest is payable semi-annually in arrears on June 30 and December 30. Total proceeds received from this offering were $309,238, net of discounts and other issuance costs and fees.

3.    The following describes the pro forma adjustments related to the Offerings and the Merger made in the accompanying unaudited pro forma condensed consolidated balance sheet as of April 1, 2006 and the unaudited condensed consolidated statements of operations for the fiscal year ended December 31, 2005 and the first fiscal quarter ended April 1, 2006:

a.	To record the proceeds, the related deferred financing costs, and the debt, net of discounts, from the Offerings.

b.	To record estimated interest expense on the Millipore Convertibles and the Euro Notes for the fiscal year ended December 31, 2005 and the first fiscal quarter ended April 1, 2006, respectively.

Unaudited pro forma condensed consolidated financial data

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

(in thousands, except per share data)

c.	To give effect to the amortization of deferred financing costs arising from the Offerings. Deferred financing costs of $13,361 for the Millipore Convertibles are amortized over 5.5 years, the term of the put option held by purchasers of the Millipore Convertibles. Deferred financing costs of $3,321 related to the Euro Notes are amortized over 10 years.

d.	To record the cash purchase price, including estimated transaction costs incurred by Millipore, paid or otherwise due upon closing of the Merger.

e.	To reduce Serologicals cash balance for estimated transaction costs incurred directly in connection with the Merger.

f.	To reflect the payment of estimated fees associated with the amendment to Millipore’s existing revolving credit agreement in the pro forma balance sheet and to reflect the related amortization of such deferred financing costs in the pro forma statements of operations.

g.	To record the estimated fair value adjustment to the carrying value of Serologicals inventory balance in purchase accounting. The related amortization expense has not been included as an adjustment to cost of sales in the pro forma statement of operations because its impact is not expected to extend beyond the next twelve months.

h.	To eliminate the intangible asset and goodwill balances and related amortization expense from Serologicals historical consolidated balance sheet and statements of operations.

i.	To record the estimated fair values of acquired identifiable intangible assets and goodwill. No pro forma expense has been included in the pro forma statements of operations for the write-off of in-process research and development cost as it is not considered a recurring item.

j.	To reflect the estimated amortization expense related to the acquired identifiable intangible assets arising from the Merger.

k.	To reclassify as current liabilities the conversion value of Serologicals Convertibles at the $31.55 per share conversion price which becomes payable at the option of the holders thereof as of the date of the Merger. In addition, the related unamortized deferred financing cost is written off as such debentures are payable upon demand by the holders.

l.	To eliminate the interest expense on Serologicals Convertibles assuming that the debt is repaid as of January 1, 2005.

m.	To accrue for projected costs in connection with projected Serologicals’ facility closures, employee terminations and change in control payments.

n.	To record deferred tax liabilities in connection with fair value adjustments in purchase accounting.

o.	To eliminate Serologicals historical shareholders’ equity account balances in purchase accounting.

p.	To reflect the estimated income tax effect of pro forma adjustments at an estimated tax rate of 38.5%.

q.	To eliminate weighted average shares of Serologicals common stock.

r.	To eliminate sales from Millipore to Serologicals.

s.	To reclassify Serologicals capital lease obligations balance to other long term liabilities to be consistent with Millipore’s condensed consolidated balance sheet presentation.

MILLIPORE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (CONTINUED)

(In thousands, except per share data)

t.	To reflect estimated fair value adjustments for property, plant and equipment based on preliminary valuation using best available information.

u.	To reflect estimated incremental depreciation expense from preliminary fair value adjustments for property, plant and equipment, assuming allocation of 65%, 30% and 5%, respectively, to cost of sales, selling, general and administrative expenses and research and development expenses.

v.	To accrue for the commitment fees and expenses associated with a bridge loan commitment the Company secured in connection with the acquisition of Serologicals. This is not reflected in the pro forma statements of operations as they are not expected to recur.